Exhibit 99.(k)(7)

April 21, 2010

Credit Suisse Asset Management

Attn: Mr. Michael Pignataro

11 Madison Avenue

New York, NY 10017

Re: Credit Suisse High Yield Bond Fund

Dear Michael:

This document will serve as the agreement (the “Agreement”) between The Altman Group, Inc. (“The Altman Group”) and Credit Suisse High Yield Bond Fund (the “Fund”), pursuant to which The Altman Group will provide the services set forth below in connection with the Fund’s rights offering, which is expected to commence on or about the second quarter of 2010.

1. Description of Services

a) The services to be provided by The Altman Group under this Agreement include, but are not limited to:

i)      The contacting of banks, brokers and intermediaries to determine the number of beneficial owners serviced by each and the maintenance of frequent contact with such banks, brokers and intermediaries to monitor shareholder response;

ii)     The distribution of the offering documents to banks, brokers, and intermediaries and the forwarding of additional materials as requested, and the immediate telephonic follow-up with such banks, brokers and intermediaries to ensure receipt and prompt re-mailing of such materials;

iii)    The printing of documents as requested;

iv)   The set up of a dedicated toll-free number, which will be operated between the hours of 9:00 A.M. and 10:00 P.M. (New York City time) Monday through Friday, to respond to inquiries, provide assistance to shareholders, and monitor the response to the Offer;

The Altman Group.Inc.  •  60 East 42nd Street, New York, NY 10165  •  Tel: 212-681-9600  •  Fax: 888-810-3042  •  www.altmangroup.com

v)    The enclosing and mailing (including re-mailing) of the offering documents to shareholders; and the coordination of targeted or board based reminder mailings at the request of the Fund; and

(vi)  Providing periodic reports on the progress of the rights offering and, beginning two weeks prior to the expiration date of the rights offering, extensive reports with respect to shareholder participation and the number and percentage of rights being exercised.

b) If requested by the Fund, The Altman Group will, for an additional fee (set forth below), proactively contact registered shareholders and/or non-objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.

(c) Upon the request of the Fund, The Altman Group will review the rights offering documentation in advance of the launch of the offer and will assist in connection with the preparation of news releases and other communications during the course of the rights offering.

(d) The Altman Group agrees that no oral or written representations will be provided to shareholders or prospective shareholders that are not contained in the documentation produced by the Fund in connection with the rights offering.

2 Fees

a) The Altman Group agrees to perform the services described above for a base fee of $7,000, plus out-of-pocket expenses. The base fee shall be paid at such time as this Agreement is executed.

b) The Fund will reimburse The Altman Group for reasonable out-of-pocket expenses, which may include postage, FedEx, Messengers, telephone and other related items approved by the Fund. Any reasonable out-of-pocket expenses incurred will be invoiced to the Fund after the completion of the rights offering.

c) In addition to the base fee, a $4.25 per telephone call fee will be charged for every inbound telephone call received from a shareholder regarding the Fund’s rights offering.

d) The additional fee for contacting NOBOs and registered shareholders, if requested, will include a fee of $3.50 per shareholder contacted, and out-of pocket expenses related to telephone number lookups @ $.35, Data processing, householding, Call Center Training and Quality Control @ $.12.

3. Confidentially

The Altman Group and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999) relating to the customers of the Fund and/or its affiliates (“Customer Information”) except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use best efforts to safeguard and maintain the confidentiality of such Customer Information, and to limit access to and usage of such Customer Information to those employees, officers, agents and representatives of The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

4. Records

Copies of supplier invoices and other back-up material in support of The Altman Group’s out-of-pocket expenses will be available for review by the Fund.

5. Indemnification

a)              The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of the Fund (President, Vice President, Secretary, Assistant Secretary, or Treasurer), in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Equity Fund which conforms to the applicable requirements of this Agreement and which

Altman Group reasonably believes to be genuine.

(b)   The Fund will indemnify The Altman Group against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group. At its election, the Fund may assume the defense of any such action, with counsel that is reasonably acceptable to The Altman Group, and the Fund stall thereafter not be liable to The Altman Group for any legal expenses incurred by The Altman Group in connection with the defense of such action. The Fund shall not be liable under this Agreement with respect to any settlement made by The Altman Group without the prior written consent of the Fund to such settlement. The Altman Group hereby agrees to advise the Fund of any such liability or claim promptly after receipt of the notice thereof; provided however, that The Altman Group’s right to indemnification hereunder shall not be limited by its failure to promptly advise the Fund of any such liability or claim, except to the extent that the Fund is prejudiced by such failure.

(c)   The Altman Group shall be responsible for and shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to The Altman Group’s refusal or failure to comply with the terms of this Agreement, or which arise out of The Altman Group’s negligence, bad faith or willful misconduct.

6. Termination

This agreement shall remain in effect until the conclusion of the Fund rights offering or, prior to that upon 30 days’ written notice by either party to the other.

7. Governing Law

This Agreement will be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

8. Amendments

This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.

9. Assignment

This Agreement shall not be assigned without the prior written consent of each party to the Agreement.

10. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

11. Captions

The captions and descriptive headings in this Agreement are for only the convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.

12. Severability

If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.

13. Survival

The provisions of Sections 3, 5, and 7 shall survive any termination, for any reason, of this Agreement.

If you are in agreement with the above, kindly sign both copies of this Agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the base fee is attached and The Altman Group requires that we receive this fee prior to the mailing of the offering materials.

Thomas J. Nader
Senior Managing Director

AGREED:

Credit Suisse High Yield Bond Fund

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